Exhibit (a)(5)(I)

MAJORITY OF COLLECTORS UNIVERSE SHARES TENDERED INTO OFFER

COMMENCED BY INVESTOR GROUP

Tender Offer Extended to February 5, 2021 to Allow Settlement of Guaranteed Deliveries

NEWPORT BEACH, Calif., February 4, 2021 – Collectors Universe (NASDAQ: CLCT) (“Collectors Universe” or the “Company”), a leading provider of value-added authentication and grading services to dealers and collectors of collectibles, and the investor group led by entrepreneur and sports card collector Nat Turner, D1 Capital Partners L.P., and Cohen Private Ventures, LLC (the “Investor Group”), today announced that a majority of the issued and outstanding shares of Collectors Universe’s common stock have been tendered into the offer commenced by the Investor Group.

Broadridge Corporate Issuer Solutions, Inc., the depositary for the tender offer, has advised that as of 6:00 p.m., New York time, on February 3, 2021, approximately 5,063,280 shares of Collectors Universe’s common stock have been validly tendered and not withdrawn in the tender offer, representing approximately 56% of the outstanding shares of the Company’s common stock.

Approximately 752,361 of the validly tendered shares of Collectors Universe’s common stock, representing approximately 8.3% of shares outstanding, were tendered by notice of guaranteed delivery. To allow for those shares to be delivered, which can take up to two business days, the tender offer has been extended to one minute after 11:59 p.m., Eastern Time, at the end of the day on February 5, 2021.

All terms and conditions of the tender offer, including the Investor Group’s “best and final” offer price of $92.00 per share in cash, remain unchanged during the extension period. Collectors Universe shareholders who have already tendered their shares do not have to re-tender their shares or take any other action as a result of the extension to receive their significant cash premium upon the closing of the tender offer.

Assuming the successful closing of the tender offer after the extension period, the Investor Group intends to complete its acquisition of Collectors Universe as soon as practicable through the merger of Cards Acquisition Inc., an entity controlled by the Investor Group, with and into Collectors Universe. In connection with the merger, any remaining outstanding shares will be converted into the right to receive $92.00 per share in cash, without interest and subject to any required withholding taxes, the same consideration that will be received by shareholders who tendered their shares in the tender offer. Upon completion of the merger, Collectors Universe will become a privately held company and its common stock will cease trading on the NASDAQ Global Select Market.

SHAREHOLDERS WITH QUESTIONS ABOUT HOW TO TENDER THEIR SHARES SHOULD CONTACT INNISFREE M&A INCORPORATED AT (877) 456-3510.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company’s website, http://www.collectorsuniverse.com, and is also published in print.

About D1 Capital Partners

D1 Capital Partners is a global investment firm that operates across public and private markets. The firm combines the talent and operational excellence of a large, premier asset management firm with the flexible mandate and long-term time horizon of a family office. Founded in 2018 by Dan Sundheim, D1 focuses on investing in the global internet, technology, telecom, media, consumer, healthcare, financial, industrial, and real estate sectors.

About Cohen Private Ventures

Cohen Private Ventures invests long-term capital, primarily in direct private investments and other opportunistic transactions, and manages family office activities, on behalf of Steven A. Cohen and his family.

Cautionary Statements Regarding Forward-Looking Information

This news release contains statements regarding Collectors Universe’s expectations, beliefs or views about its pending acquisition by an investor group (the “Transaction”), including the anticipated timing of the Transaction, all of which constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which its business and its markets are subject, Collectors Universe’s future financial performance may differ, possibly significantly, from expectations regarding its future financial performance that are expressed in, or that may be implied or inferred from the discussion in, this news release. Those risks and uncertainties, and their possible impact on Collectors Universe’s future financial performance, include, but are not limited to, the following: the risk that the conditions to the closing of the Transaction are not satisfied, including the risk that a sufficient number of Collectors Universe’s shareholders do not tender their shares into the tender offer or that shares tendered pursuant to guaranteed delivery procedures are not ultimately tendered; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; risks that the Transaction disrupts the current plans and operations of Collectors Universe; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; Collectors Universe’s continued dependence on its coins, and cards and autographs businesses, which historically have generated more than 90% of Collectors Universe’s total consolidated revenues and a substantial portion of its operating income, which make its operating results more vulnerable to conditions that could adversely affect those businesses, such as the volatility of precious metals prices that could adversely affect its coin revenues; the risk that Collectors Universe’s future operating results could deteriorate if recently released COVID-19 vaccines permit a return to more normal living and working conditions and consumer interest in its collectibles markets consequently declines; the risk that it may become necessary for Collectors Universe to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of its control or due to adverse financial performance and the cash needs of its business in the future; the risk that domestic or international economic conditions may deteriorate as a result of events outside of Collectors Universe’s control, which could lead to reductions in the demand for its collectibles authentication and grading services and, consequently, in its revenues and operating results; the risk that the weakness or volatility of economic conditions will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for Collectors Universe’s services; the risks that claims under Collectors Universe’s coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves that it maintains for such claims will prove to be inadequate, which could cause its gross profit margin and operating results to decline or cause Collectors Universe to incur operating losses; the risk that Collectors Universe’s strategies of offering services in newer geographic areas, such as Europe and Asia, or potentially investing in new lines of business, will not be successful in enabling it to improve its profitability or may even cause Collectors Universe to incur significant losses; and the risks and added complexity of conducting business overseas.

Additional information regarding these risks and other risks and uncertainties to which its business is subject is contained in Item 1A, entitled “Risk Factors”, in Collectors Universe’s Annual Report on Form 10-K for its fiscal year ended June 30, 2020, which it filed with the SEC on August 26, 2020. Readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, Collectors Universe’s financial results in the future may differ from those currently expected due to additional risks and uncertainties of which it is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to the aforementioned risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained, implied or inferred in this news release or in or in Collectors Universe’s Annual or Quarterly Reports filed with the Securities and Exchange Commission (the “SEC”), which speak only as of their respective dates. Collectors Universe also disclaims any obligation to update or revise any of the forward-looking statements contained in this news release or in its Annual or Quarterly Reports that it has filed with the SEC as a result of new information, future events or otherwise, except as may be required by law or Nasdaq rules.

Contacts

Collectors Universe

Investor Relations Contact:

Shelton Group

Leanne K. Sievers

949-224-3874

sheltonir@sheltongroup.com

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko / Eric Brielmann

212-355-4449

Investor Group

Gasthalter & Co.

Jonathan Gasthalter / Sam Fisher

212-257-4170